Exhibit 4.3

[FACE OF NOTE]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED, OR A NOMINEE OF ELAVON FINANCIAL SERVICES DAC. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN USB NOMINEES (UK) LIMITED OR A NOMINEE OF ELAVON FINANCIAL SERVICES DAC ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY ELAVON FINANCIAL SERVICES DAC TO A NOMINEE OF ELAVON FINANCIAL SERVICES DAC OR BY A NOMINEE OF ELAVON FINANCIAL SERVICES DAC TO ELAVON FINANCIAL SERVICES DAC OR ANOTHER NOMINEE OF ELAVON FINANCIAL SERVICES DAC.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF ELAVON FINANCIAL SERVICES DAC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF ELAVON FINANCIAL SERVICES DAC (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF ELAVON FINANCIAL SERVICES DAC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

Eastman Chemical Company

No. R-1	1.875% NOTE DUE 2026

Registered CUSIP No. 277432AU4 Registered ISIN No. XS1523250295 Common Code No. 152325029	€500,000,000

Eastman Chemical Company, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay USB NOMINEES (UK) LIMITED, or its registered assigns, the principal sum of €500,000,000 (Five Hundred Million euros) or such other amounts that appear in the schedule attached hereto on November 23, 2026 (the “Maturity Date”) and to pay annually in arrears on November 23 of each year (the “Interest Payment Date”), commencing November 23, 2017, and on the Maturity Date (or on any redemption or repayment date) the amount of interest on said principal sum, in like coin or currency, at the rate per annum specified in the title of this Note, from and including November 21, 2016 or from but excluding the most recent Interest Payment Date to which interest has been paid or duly provided for until said principal sum has been paid or duly provided for.

Interest payable on the Notes on any Interest Payment Date, redemption date or Maturity Date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the Notes, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date, redemption date or Maturity Date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any Interest Payment Date, Maturity Date or redemption date is not a Business Day, the payment otherwise required to be made on such date will be made on the next Business Day without any additional payment as a result of such delay. The rights of holders of beneficial interests of Notes to receive the payments of interest on such Notes are subject to the applicable procedures of Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).

The interest payable on any Interest Payment Date which is punctually paid or duly provided for on such Interest Payment Date, will be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the November 8 (whether or not a Business Day) preceding the relevant Interest Payment Date, or if the Notes are represented by one or more global notes, the close of business on the Business Day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the Interest Payment Date (the “Regular Record Date”); except that interest payable at maturity shall be paid to the same Persons to whom principal of the Notes is payable.

Unless otherwise indicated, the term “Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Interest payable on this Note which is not punctually paid or duly provided for on any Interest Payment Date therefor, shall forthwith cease to be payable to the Person in whose name this Note is registered at the close of business on the Regular Record Date immediately preceding such Interest Payment Date, and such interest may either (i) be paid to the Person in whose name this Note is registered at the close of business on a special record date to be established for such payment by the Trustee (as defined below) or (ii) be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, all as more fully provided in the Indenture referred to on the reverse hereof.

Payment of the principal, any premium and the interest due on the Maturity Date (or on any redemption or repayment date) of this Note will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in London, or at such other paying agency as the Company may determine. At the option of the Company, interest on the Notes may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the register of Holders of the Notes.

2

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

3

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated:                    , 2016

Eastman Chemical Company

By:
Name:
Title:

This is one of the Notes of the series designated therein described in the within-mentioned Indenture.

Dated:                 , 2016

Wells Fargo Bank, National Association, as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

1. INDENTURE. (a) This Note is one of a duly authorized issue of senior debt securities of the Company (hereinafter called the “Notes”), all issued or to be issued under and pursuant to the Indenture, dated as of June 5, 2012 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The Company has appointed Elavon Financial Services DAC, UK Branch as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Company) with respect to the Notes. To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein. To the extent any provision of this Note conflicts with the Indenture, the Indenture shall govern and be controlling. This Note is one of the series designated on the face hereof initially limited in aggregate principal amount to €500,000,000; provided that the Company may from time to time, without notice to or the consent of the Holders of the applicable series of Notes, create and issue additional Notes of such series (the “Additional Notes”) having the same terms and ranking equally and ratably with the Notes of such series in all respects and with the same CUSIP number as the Notes of the applicable series, or in all respects except for any differences in the issue price and the payment of interest accruing prior to the issue date of the Additional Notes or except for the first payment of interest following the issue date of such Additional Notes. Any Additional Notes will be consolidated and form a single series with the applicable series of Notes and shall have the same terms as to status, redemption and otherwise as such Notes. Any Additional Notes may be issued pursuant to authorization provided by a resolution of the Board of Directors of the Company, a supplement to the Indenture, or under an Officers’ Certificate pursuant to the Indenture. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes of such series. If such Additional Notes are not fungible for purposes of U.S. federal income tax purposes, such Notes shall have a different CUSIP number.

(b) All capitalized terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS AND WAIVERS. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of any series and the Trustee with the consent of the Holders of a majority in aggregate principal amount of all of the Notes of each applicable series then Outstanding affected by such amendment or modification (treated as a single class). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of all of the Notes of each applicable series then Outstanding affected thereby (treated as a single class) to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. For the avoidance of doubt, with respect to any series of Notes, the consent or waiver, as the case may be, of Holders of Notes of such series required or permitted under the Indenture, as the case may be, if the Company so determines, may also be obtained from the Holders of a majority in principal amount of the Notes of that series.

3. OBLIGATION TO PAY PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or any other obligor on the Notes, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note in the manner, at the respective times, at the rate, and in the coin or currency herein prescribed.

4. OPTIONAL REDEMPTION. The Company may redeem the Notes, in whole or in part, at any time prior to August 23, 2026 (three months prior to maturity), on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each Holder of Notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; or

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 25 basis points;

plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

Commencing on August 23, 2026 (three months prior to their maturity), the Company may redeem the Notes, in whole or in part, at any time and from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each Holder of Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date.

If money sufficient to pay the redemption price of all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such redemption date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or the portions thereof called for redemption. On or before the redemption date, the Company will deposit with the Paying Agent or set aside, segregate and hold in trust (if the Company is acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such Notes to be redeemed on that redemption date. If fewer than all of the Notes are to be redeemed, the Trustee must select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof to be redeemed from the outstanding Notes not previously called for redemption by such method as the Trustee deems fair and appropriate; provided that if the Notes are represented by one or more global notes, beneficial interests in the Notes will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.

5. REDEMPTION FOR TAX REASONS. The Company may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes, together with any accrued and unpaid interest on the Notes to, but excluding, the date of redemption, at any time, if:

(a) the Company has or will become obliged to pay Additional Amounts (as defined below) with respect to the Notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the U.S. or any political subdivision of or in the U.S. or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the U.S.), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of the issuance of the Notes; or

(b) on or after the date of the issuance of the Notes, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the U.S. or any political subdivision of or in the U.S. or any taxing authority thereof or therein, including any of those actions specified in clause (1) above, whether or not such action was taken or brought with respect to the Company, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Company will be required to pay Additional Amounts with respect to such Notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the Trustee and the Paying Agent).

Notice of any redemption will be mailed, or delivered electronically if the Notes are held by any depositary (in accordance with such depositary’s customary procedures), at least 30 days but not more than 60 days before the redemption date to each registered Holder of the Notes; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

6. PAYMENT OF ADDITIONAL AMOUNTS. All payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges required to be deducted or withheld by the U.S. or any political subdivision or taxing authority of or in the U.S. (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event any withholding or deduction for Taxes on payments in respect of the Notes is required, the Company will, subject to the limitations described below, pay such additional amounts (“Additional Amounts”) on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction), as would have been received by such beneficial owner had no such withholding or deduction been required. The Company will not be required, however, to make any payment of Additional Amounts for or on account of:

(1)

any Tax that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes or the receipt of payments in respect of those Notes) between a Holder of a Note (or the beneficial owner for whose benefit such Holder holds such Note), or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership, corporation or other entity)

and the U.S., including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the U.S. or being or having been engaged in trade or business or present in the U.S. or having had a permanent establishment in the U.S., (2) the failure of a beneficial owner or Holder of the Notes to comply with any certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the U.S. of the beneficial owner or Holder of the Notes that such beneficial owner or holder is legally able to comply with (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty) or (3) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period;

(2)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Tax;

(3)	any Tax imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company with respect to the U.S., a controlled foreign corporation with respect to the U.S., a foreign tax exempt organization with respect to the U.S. or a personal holding company with respect to the U.S. or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(4)	any Tax which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on the Notes;

(5)	any Tax required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any Note if that payment can be made without withholding by any other paying agent;

(6)	any Tax imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Company, (2) a controlled foreign corporation that is related to the Company within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such Tax would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (6);

(7)	any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(8)	any Tax required to be withheld or deducted under Sections 1471 through 1474 of the Code or any amended or successor version of such Sections that is substantively comparable (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(9)	any combination of items (1), (2), (3), (4), (5), (6), (7) and (8);

nor will the Company pay any Additional Amounts to any beneficial owner or Holder of Notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those Notes.

As used in the preceding section, “U.S. Person” means any individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the U.S., any state of the U.S. or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Any reference in the terms of the Notes to any amounts in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable under this provision.

7. REPURCHASE AT OPTION OF HOLDER. Upon the occurrence of a Change of Control Triggering Event, and subject to certain conditions set forth in the Indenture, the Company will be required to offer to purchase all of the Outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of repurchase.

8. ISSUANCE IN EUROS. Initial Holders of Notes will be required to pay for the Notes in euros, and all payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

9. CERTAIN COVENANTS. The Indenture restricts, among other things, the ability of the Company and its Subsidiaries to incur certain secured indebtedness and the ability of the Company to merge or consolidate with, or transfer all or substantially all of its assets to, other companies. These covenants are subject to the defeasance procedures outlined in the Indenture.

10. EFFECT OF EVENT OF DEFAULT. If an Event of Default shall have occurred and be continuing under the Indenture, the principal hereof may be declared immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

11. DEFEASANCE. The Indenture contains provisions for legal defeasance and covenant defeasance at any time of the Indebtedness on this Note upon compliance by the Company with certain conditions set forth therein.

12. DENOMINATIONS; EXCHANGES. The Notes are issuable in registered form without coupons in a minimum denomination of €100,000 and integral multiples of €1,000 in excess thereof at the office or agency of the Company in London, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denomination.

13. HOLDER AS OWNER. Prior to the due presentment of this Note for registration of transfer, the Company, the Trustee, any Registrar and any Paying Agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Company, the Trustee, any Registrar or any Paying Agent of the Company or the Trustee shall be affected by any notice to the contrary.

14. NO LIABILITY OF CERTAIN PERSONS. No recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, shareholder, officer or director, as such, of the Company or of any successor, either directly or through the Company, or any successor corporation, under any constitution, statute or rule of law or by the enforcement of any assessment or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

15. GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law provisions thereof.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

PLEASE INSERT SOCIAL SECURITY NUMBER OR TAXPAYER IDENTIFICATION NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE

the within Note of Eastman Chemical Company and all rights thereunder and hereby irrevocably constitutes and appoints such person attorney to transfer such Note on the books of Eastman Chemical Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER. THE SIGNATURE SHOULD BE MEDALLION GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY, A MEMBER ORGANIZATION OF THE NEW YORK STOCK EXCHANGE.

Signature Guarantee:	Tax Identification No.:

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is €500,000,000. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee